EXHIBIT 99.1

HealthWarehouse.com Reports 106% Revenue Growth in the Second Quarter 2010 Compared to 2009

Leading retail mail-order pharmacy continues nationwide expansion with increased revenue growth

CINCINNATI, August 17th, 2010 -- HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWAD) a leading retail mail-order pharmacy, today announced its financial results for the second quarter ended June 30th, 2010.

In the second quarter of 2010, the Company’s quarterly net sales increased 106% to $1.77 million, up from $858,443, compared to the same period in 2009, driven by growth in prescription and business to business customers.

Selling, general and administrative expenses (“SG&A”) increased by $428,861 for the three months ended June 30th, 2010 compared to the same period in 2009.  Net loss for the three months ended June 30th, 2010 increased 64% to $649,329, as compared with a net loss of $396,271 for the same period in 2009.The increase in SG&A expenses and net loss was due primarily to the expansion of resources to handle growth in prescription sales.

“Consumers are becoming increasingly savvy at managing their prescription drug costs as unemployment remains high and insurance benefits erode for those who are employed,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “We remain committed to providing consumers relief from high prescription drug costs at a time when they need it most.”

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWAD) is a trusted, retail mail-order pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 49 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse online at www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com